2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Mark Tender (Media) – (914) 701-8192

Atlas Air Worldwide Holdings, Inc.
Reports Record First-Quarter Earnings

1Q09 Net Income Totals $23.4 Million, $1.12 per Share;
Pretax Income Totals $38.5 Million

Record Operating Results Reflect Business Transformation;
Solid Earnings Growth Expected in 2009 Despite Smaller Fleet, Challenging Environment

Purchase, N.Y., May 5, 2009 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and services, today announced operating and financial results for the first quarter of 2009.

For the three months ended March 31, 2009, AAWW reported record first-quarter net income of $23.4 million, or $1.12 per diluted share, on revenues of $244.5 million and pretax earnings of $38.5 million. Results for the quarter contrasted with a net loss of $5.3 million, or $0.25 per share, on revenues of $373.0 million and a pretax loss of $9.8 million for the three months ended March 31, 2008. Reported first-quarter 2009 revenues reflect the deconsolidation of Polar Air Cargo Worldwide from AAWW for reporting purposes that occurred in October 2008, upon the full start-up of express network ACMI service by the Company.

“Our record first-quarter earnings reflect the first full quarter of express network ACMI operations pursuant to a long-term commercial agreement that commenced in the fourth quarter of 2008,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“The implementation of express network ACMI service has enhanced the quality and visibility of our earnings. It has transformed expected margins on 747-400F aircraft assets that had been deployed in our former Scheduled Service segment, where AAWW was responsible for fuel and yield risk, to levels consistent with our core ACMI business.”

Mr. Flynn added: “The impact of our business transformation is reflected in our operating segment performance.

“Using that measure, total direct contribution by our reportable segments rose to $52.0 million in the first quarter of 2009, an increase of $33.6 million compared with the first quarter of 2008. In ACMI, direct contribution rose to $27.3 million in the first quarter of 2009, an increase of $21.6 million from the first quarter of 2008, which reflected the positive impact of an additional eight 747-400F aircraft dedicated to express network ACMI service. Combining the $21.6 million improvement in ACMI direct contribution with $12.6 million in benefits from avoiding the Scheduled Service losses we incurred in the first quarter of 2008, the year-over-year improvement in direct contribution from these operations totaled $34.2 million, primarily due to our business transformation.”

Record first-quarter earnings were achieved despite a 14.3% reduction in AMC Charter revenue compared with the first quarter of 2008. AMC flying in the first quarter of 2009, however, was significantly higher than the flying levels experienced in the fourth quarter of 2008 and forecasted for the first quarter of 2009. Increased levels of AMC demand are expected to continue throughout the second quarter of 2009.

Mr. Flynn also noted: “We took aggressive action in 2008 to retire aging 747-200 assets and to reduce costs in line with reductions in that capacity. We remain focused on de-risking our business model and strengthening our earnings, and we are positioned to substantially improve earnings in 2009 with a much smaller aircraft fleet.

“While global airfreight traffic remains weak, it appears to be showing signs of bottoming. Capacity reductions, particularly the retirement of older-generation freighter aircraft, are accelerating, which will mitigate the impact of reduced demand. Given these reductions, and the delays in the deliveries of newer-generation freighters, any improvement in demand could have an early and meaningful impact on AAWW.

“Sixteen of our 747-400 freighters are under contract throughout 2009, and another has a contract that is renewable in the second half of 2009. Three additional -400Fs are primarily flying AMC and Commercial Charter missions, while our seven remaining 747-200s are being utilized at current AMC demand levels.

“While three -400Fs are profitably deployed in AMC and Commercial Charter, we continue to pursue placements for them in our ACMI and Dry Leasing business segments.”

Revenues and pretax earnings for the first quarter of 2009 also included a $10.0 million fee for the effective early termination of a contract for two 747-400F aircraft operated in express network ACMI that were incremental to the core six aircraft providing this service. In addition, pretax earnings for the quarter included gains of $2.7 million on the early extinguishment of debt at a discount and $1.0 million on the sale of an aircraft and retired engines.

Conference Call

Management will host a conference call to discuss AAWW’s first-quarter 2009 financial and operating results at 11:00 a.m. Eastern Time on Tuesday, May 5, 2009.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information” and then on “Presentations”).

For those unable to listen to the live call, a replay will be available on the above Web sites for 90 days following the call. A replay will also be available through May 12 by dialing (800) 406-7325 (domestic) and (303) 590-3030 (international) and using Access Code 4065619#.

1Q09 Performance Factors Versus 1Q08

Revenues, operating expenses, and operating statistics in the first quarter of 2009 reflect the deconsolidation of Polar Air Cargo Worldwide from AAWW for reporting purposes that occurred on October 27, 2008, concurrent with the commencement of a blocked-space agreement between Polar and DHL Express. As a result, block hours and associated block-hour revenues generated by aircraft supporting Polar since that date are included in ACMI operations rather than in the previously reported Scheduled Service segment.

Operating revenues totaled $244.5 million in the first quarter of 2009 compared with $373.0 million in the year-earlier period, with the decrease mainly due to the deconsolidation of Polar.

Total block hours decreased 21.9% (22,908 block hours versus 29,343) compared with the first quarter of 2008, while average operating aircraft declined 12.4% (26.9 compared with 30.7), reflecting the year-end 2008 downsizing of the Company’s older-generation 747-200 freighter fleet. Average utilization of operating aircraft totaled approximately 9.5 hours per aircraft per day during the quarter compared with 10.5 in the first quarter of 2008, primarily due to ACMI customers flying below minimum levels during the first quarter of 2009.

In ACMI, revenues of $115.1 million increased $37.1 million, or 47.5%, on increases in both block-hour volumes (16,661 versus 13,061) and average ACMI revenue per block hour ($6,905 versus $5,970). Higher block-hour volumes reflected the inclusion of eight additional aircraft in ACMI during the quarter following the commencement of express network ACMI service, partially offset by an increase in ACMI customers electing to fly below minimum contractual block-hour levels during the period. Higher ACMI revenue per block hour primarily reflected the effects of customers flying below minimum levels in the quarter.

For the quarter, an average of 16.4 aircraft (16.2 Boeing 747-400s and 0.2 Boeing 747-200s) directly supported the Company’s ACMI operations, compared with an average of 12.3 aircraft (10.2 Boeing 747-400s and 2.1 Boeing 747-200s) in the first quarter of 2008.

AMC Charter revenues of $80.6 million decreased $13.4 million, or 14.3%, in the latest quarter due to a lower fuel component for the AMC mileage rate and a slight reduction in flying volumes. Block-hour rates decreased 10.8% ($18,329 versus $20,552), reflecting a reduction in the “pegged” fuel price paid by the U.S. military to $2.40 per gallon compared with an average pegged fuel price of $2.55 for the first quarter of 2008, as well as a reduction in the number of higher-yielding one-way missions during the quarter. Block-hour volumes declined 3.9% (4,396 block hours versus 4,573) compared with the same period last year.

AMC Charter demand for the first quarter of 2009 was down slightly compared with the first quarter of 2008. AMC flying during the first quarter of 2009, however, was significantly higher than during the fourth quarter of 2008. During the first quarter of 2009, AMC demand rebounded due primarily to increased support for the U.S. military, which lead to a 14.0% increase in AMC block hours compared with the fourth quarter of 2008.

In Commercial Charter, revenues of $25.0 million decreased $3.5 million, or 12.2%, during the quarter. Revenues were driven by lower block-hour rates ($13,873 versus $16,357), offset in part by a slight increase in block-hour volumes (1,804 versus 1,742). Block-hour rates reflected price decreases related to lower fuel costs, weaker charter demand, and more aggressive charter pricing during the quarter. Block-hour volumes primarily reflected the redeployment of 747-400 aircraft returned from ACMI flying and 747-400 charter service to and from South America, partially offset by a reduction in 747-200 block hours following the downsizing of the Company’s older-generation 747-200 fleet.

Dry Leasing revenues of $10.8 million in the first quarter of 2009 were $2.3 million, or 17.5%, lower than in the first quarter of 2008. The Company had an average of 3.0 747-400F aircraft on dry lease during the latest quarter compared with 3.0 747-400F aircraft and 2.5 747-200 aircraft in the prior-year period.

Other revenues totaled $13.1 million in the first quarter of 2009 compared with zero in the first quarter of 2008. Other revenues primarily reflected the receipt of a $10.0 million fee related to the effective early termination of an ACMI contract for two aircraft that provided incremental express network service and $2.9 million related to management and administrative support services provided to Polar.

Reflecting Polar’s deconsolidation from AAWW, there were no Scheduled Segment revenues or operating statistics and traffic results for the first quarter of 2009.

Operating Expenses

Operating expenses in the first quarter of 2009 totaled $200.8 million, a reduction of $178.2 million, or 47.0%, compared with the same quarter in 2008, driven by the deconsolidation of Polar and by Continuous Improvement achievements focused on cost savings and productivity enhancements.

Total aircraft fuel expense decreased 70.8%, or $102.3 million, during the quarter. Approximately $89.8 million of the decrease was due to a reduction in fuel gallons consumed and approximately $12.5 million related to a reduction in fuel prices. Of the $89.8 million related to the reduction in fuel gallons consumed, approximately $67.7 million was due to the deconsolidation of Polar.

Aggregate ground handling and landing fees during the quarter decreased $27.3 million, or 73.5%, compared with the same quarter in 2008. Approximately $21.8 million of the decrease was due to the deconsolidation of Polar, with the balance due to the reduction in block-hour volumes and to flying to less-expensive locations.

Maintenance expense decreased $24.3 million, or 45.4%, during the quarter, primarily due to lower spending for engine overhauls, line maintenance, and heavy-airframe checks. There were six engine overhauls in the first quarter of 2009 compared with sixteen in the same quarter of 2008. In addition, there were no C Checks on 747-200 aircraft (versus three in the first quarter of 2008) and three C Checks on 747-400 aircraft (versus none in the first quarter of 2008) during the quarter. There were no 747-200 D Checks in either first-quarter period, while there was one 747-400 D Check in the first quarter of 2009 and one in the first quarter of 2008.

Travel expense declined $8.2 million, or 59.7%, due to Continuous Improvement achievements, an increase in customer reimbursements for travel costs, the downsizing of the Company’s 747-200 fleet, which requires three-person crews compared with two-person crews on 747-400 aircraft, and to the reduction in block-hour volumes. Approximately $2.1 million of the decline was also due to the deconsolidation of Polar.

Labor expenses declined $6.2 million, or 10.6%, compared with the year-ago first quarter, primarily due to lower crew costs and to lower ground-staff expenses, partly offset by an increase in profit sharing and incentive compensation.

Other operating expenses decreased $6.6 million, or 28.5%, versus the first quarter of 2008, of which $3.0 million was due to the deconsolidation of Polar. The remainder mainly reflected a reduction in the use of outside contractors and a reduction in AMC commissions.

Net Interest and Other Non-Operating Expenses

Net interest expense increased $3.5 million, or 83.2%, compared with the first quarter of 2008, reflecting a higher level of outstanding debt and lower effective yields on cash investments, partially offset by an increase in capitalized interest related to pre-delivery deposits on the Company’s Boeing 747-8F aircraft order.

Results for the quarter also reflected a gain of $2.7 million that resulted from the prepayment of two term loans at a discount in March 2009. Other non-operating expenses increased $0.6 million due to the negative impact of foreign exchange rates.

Income Taxes

First-quarter results included an income tax expense of $15.1 million compared with an income tax benefit of $2.3 million in the first quarter of 2008, resulting in an effective income tax rate of 39.2% versus a benefit of 23.7%.

The effective income tax rates for the first quarters of 2009 and 2008 differed from the statutory rate primarily due to start-up losses incurred by Titan Aviation Leasing in 2009 and losses by Polar Air Cargo Worldwide in 2008 for which no tax benefits were recorded, as well as the non-deductibility of certain items for tax purposes.

Cash and Cash Equivalents

At March 31, 2009, AAWW’s cash, cash equivalents and short-term investments totaled $441.8 million, an increase of $31.3 million, or 7.6%, compared with $410.5 million at December 31, 2008.

Outstanding Debt

At March 31, 2009, AAWW’s balance sheet debt and capital lease obligations totaled $654.7 million, including the impact of $66.7 million of unamortized discount.

The face value of AAWW’s debt and capital lease obligations at March 31, 2009, totaled $721.4 million, compared with $740.1 million on December 31, 2008.

Non-GAAP Financial Measures

EBITDAR, as adjusted for gains on asset sales and early termination of debt, totaled $88.4 million, in the first quarter of 2009 compared with $41.8 million in the first quarter of 2008.

EBITDA, as adjusted for gains on asset sales and early termination of debt, totaled $50.6 million in the latest reporting period compared with $2.3 million in the first quarter of 2008.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include Direct Contribution as well as EBITDAR, as adjusted, and EBITDA, as adjusted, both of which exclude gains on asset sales, early termination of debt and special items.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing Limited (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – express network and scheduled air cargo service, military charters, commercial cargo charters, and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 26, 2009. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2009 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2009	March 31, 2008
Operating Revenues
ACMI	$115,051	$77,975
AMC Charter	80,574	93,984
Commercial Charter	25,027	28,494
Dry Leasing	10,800	13,094
Scheduled Service	—	159,474
Other	13,055	—

Total Operating Revenues	244,507	373,021

Operating Expenses
Salaries, wages and benefits	52,668	58,903
Aircraft fuel	42,148	144,491
Aircraft rent	37,764	39,458
Maintenance, materials and repairs	29,226	53,572
Depreciation	7,919	8,366
Landing fees and other rent	7,559	18,717
Travel	5,530	13,727
Ground handling and airport fees	2,317	18,526
Gain on disposal of aircraft	(957)	—
Other	16,654	23,297

Total Operating Expenses	200,828	379,057

Operating Income (Loss)	43,679	(6,036)

Non-Operating (Income) Expenses
Interest income	(842)	(5,358)
Interest expense	11,667	11,383
Capitalized interest	(3,037)	(1,775)
Gain on early termination of debt	(2,713)	—
Other (income) expense, net	145	(468)

Total Non-Operating (Income) Expenses	5,220	3,782
Income (Loss) before income taxes	38,459	(9,818)
Income tax expense (benefit)	15,074	(2,322)

Net Income (Loss)	$23,385	$(7,496)
Less: Net loss attributable to non-controlling interest	—	(2,165)

Net Income (Loss) Attributable to Parent	$23,385	$(5,331)

Income (loss) per share:
Basic	$1.12	$(0.25)

Diluted	$1.12	$(0.25)

Weighted average shares:
Basic	20,877	21,424

Diluted	20,885	21,424

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2009	March 31, 2008

Income (loss) before income taxes	$38,459	$(9,818)
Gain on disposal of aircraft	(957)	—

Pretax income (loss) before gain on disposal of aircraft	37,502	(9,818)
Interest expense, net	7,788	4,250
Gain on early termination of debt	(2,713)	—
Other non-operating (income) expenses	145	(468)

Operating income (loss) before non-operating items and gain on disposal of aircraft	42,722	(6,036)
Depreciation	7,919	8,366

EBITDA, as adjusted*	50,641	2,330
Aircraft rent	37,764	39,458

EBITDAR, as adjusted*	$88,405	$41,788

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gain on the disposal of assets, and gain on the early retirement of debt, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gain on the disposal of assets, and gain on the early retirement of debt, as applicable.

Atlas Air Worldwide Holdings, Inc.

Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months	For the Three
	Ended	Months Ended
	March 31, 2009	March 31, 2008
Operating Revenues:
ACMI	$115,051	$77,975
AMC Charter	80,574	93,984
Commercial Charter	25,027	28,494
Dry Leasing	10,800	13,094
Scheduled Service	—	159,474
Other	13,055	—

Total Operating Revenues	$244,507	$373,021

Direct Contribution:
ACMI	$27,321	$5,700
AMC Charter	19,694	23,332
Commercial Charter	2,487	(2,453)
Dry Leasing	2,467	4,396
Scheduled Service	—	(12,577)

Total Direct Contribution for Reportable Segments	51,969	18,398
Add back (subtract):
Unallocated income and expenses	(17,180)	(28,216)
Gain on early extinguishment of debt	2,713	—
Gain on sale of aircraft	957	—

Income (Loss) before Income Taxes	38,459	(9,818)

Add back (subtract):
Interest income	(842)	(5,358)
Interest expense	11,667	11,383
Capitalized interest	(3,037)	(1,775)
Gain on early extinguishment of debt	(2,713)	—
Other, net	145	(468)

Operating Income (Loss)	$43,679	$(6,036)

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Prior to October 27, 2008, AAWW also had a Scheduled Service segment. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, special nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated fixed costs are administrative costs including operations administration, finance, human resources, information technology, non-aircraft depreciation, and other non-operating costs.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

		For the Three
For the Three Months Ended March		Months Ended March
31,2009		31, 2008	Percent Change

Fleet (average during the period)
Operating aircraft count (1)	26.9	30.7 (12.4%)
Block Hours
ACMI	16,661	13,061 27.6%
AMC Charter	4,396	4,573 (3.9%)
Commercial Charter	1,804	1,742 3.6%
Scheduled Service	—	9,757 (100.0%)
All Other	47	210 (77.6%)

Total Block Hours	22,908	29,343 (21.9%)

Revenue Per Block Hour
ACMI	$6,905	$5,970 15.7%
AMC Charter	18,329	20,552 (10.8%)
Commercial Charter	13,873	16,357 (15.2%)
Fuel
AMC Charter:
Average fuel cost per gallon	$2.40	$2.55 (5.9%)
Fuel gallons consumed (000’s)	13,770	14,617 (5.8%)
Commercial Charter and Scheduled Service:
Average fuel cost per gallon	$1.51	$2.85 (47.0%)
Fuel gallons consumed (000’s)	6,022	37,666 (84.0%)
(1) Fleet excludes the following aircraft count that were dry leased or out of service:
Dry Leased	3.0	5.5 (45.5%)
Out of Service	1.8	0.8 125.0%